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EXHIBIT (a)(1)(vi)

Form of E-mail

To:
Eligible Entercom Communications Corp. Employees

From:
John C. Donlevie, Executive Vice President, Secretary and General Counsel

Date:                          , 2006

Dear Entercom Communications Corp. Employee:

        There [are] [is] less than [one week] [two days] [one day] left for you to elect to exchange your stock options Entercom's Offer to Exchange.

        If you wish to participate in this offer, your Exchange Election Form must be received by the Company no later than 5:00 P.M., Eastern Daylight Time, on Thursday July 6, 2006, unless this Offer is extended. If you elect to participate, please ensure that you receive a confirmation from the Company after you submit your election form.

        If you have questions about the Offer to Exchange or the Election to Exchange Form, please send your question to "option-exchange" followed by the extension "@entercom.com" and a response will be delivered back to you.

Sincerely,

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  EXHIBIT (a)(1)(vi)